May, 2002

Dear Shareholders,

         This letter provides a brief update on our financial performance through the first quarter of 2002 and other news of Wintrust Financial Corporation. Our April 19, 2002 news release of our earnings for the quarter ended March 31, 2002 is also attached for your information.

HIGHLIGHTS FOR FIRST QUARTER OF 2002

         We again achieved record earnings for this quarter while deposits and assets also increased to record levels. Here is a summary of our financial results and accomplishments for the three months ending March 31, 2002:

     o Net income of $6.4 million for the quarter ended March 31, 2002 increased 63% over the first quarter of 2001;

     o On a per share basis, net income totaled $0.40 per diluted common share for the first quarter of 2002, a 38% increase as compared to year ago;

     o Return on average equity increased to 17.12% from 15.39% for the prior year quarter;

     o Total assets rose to $2.96 billion as of March 31, 2002, an increase of $789 million, or 36%, compared to a year ago;

     o Total deposits were $2.42 billion as of March 31, 2002, an increase of $501 million, or 26%, compared to a year ago;

     o Total loans grew to $2.17 billion as of March 31, 2002, an increase of $542 million, or 33%, compared to a year ago;

     o Our net overhead ratio, a measure of operating efficiency, improved to 1.43% in the first quarter of 2002 from 1.75% in the prior year quarter;

     o Our asset quality remains strong and very manageable, as the level of non-performing assets declined from the year ago level and from the prior quarter level;

     o On February 20, 2002, we completed the acquisition of Wayne Hummer Investments, LLC and Wayne Hummer Management Company. These acquisitions provide Wintrust with much broader and deeper products for providing wealth management services to our customers;

     o In January 2002, Hinsdale Bank & Trust opened a new branch in Riverside, Illinois under the name Riverside Bank. This gives Hinsdale Bank & Trust a total of five banking offices in the west suburban Chicago area;

     o Construction is under way on four additional facilities--Highland Park Bank & Trust (temporary facility), Wauconda Community Bank (permanent facility), McHenry Bank & Trust (permanent facility) and Libertyville Bank & Trust's South Libertyville facility; and

     o Land has been purchased and architectural plans are being developed for North Shore Community Bank & Trust-Skokie (new drive-through), Deerfield Bank & Trust (branch of Northbrook Bank & Trust) and Highland Park Bank & Trust (permanent facility).


2002 RECOVERY RELATED TO 2000 FRAUD

         In the first quarter of 2002, as a result of continuing efforts to obtain recovery of a loss recorded in 2000, we were able to secure proceeds of $1.25 million (in pre-tax dollars) as a partial settlement in the matter. The recovery relates to a loss that we recorded in the third quarter of 2000 where we recognized a one-time charge of $4.5 million to our pre-tax earnings. The charge was attributable to the discovery of a series of fraudulent loan transactions against the Company's premium finance subsidiary perpetrated by and isolated to one independent insurance agency. The recovery is included in other non-interest income in our Consolidated Statements of Income. Excluding this settlement income of $1.25 million, or $754,000 after-tax, net income in the first quarter of 2002 would have been $5.6 million, or $0.35 per diluted common share. We continue our efforts to seek further recovery.


INCOME AND EARNINGS

         The stability of the interest rate environment allowed our net interest margin to improve 0.19% over the prior quarter level. The apparent end to the reduction of interest rates by the Federal Reserve Bank has allowed our maturing term certificate of deposits to reprice at current interest rates, whereas the majority of our assets had already repriced to lower levels in prior quarters. The stability of the interest rate environment along with growth in our total earning assets helped to increase our net interest income by 28% as compared to the prior year.

         Non-interest income showed a sharp increase in the first quarter and totaled $12.8 million, an increase of 86% over the prior year. The growth in this category was mainly a result of new fee income from our Wayne Hummer Companies, the proceeds from a $1.25 million partial settlement related to the premium finance defalcation recorded in 2000, continued strength in fees received from mortgage loan activity and enhanced fee income received from covered call option transactions which are designed to increase the returns on certain U.S. Treasury and agency securities held in the Company's investment portfolio.

         Non-interest expenses totaled $22.7 million for the first quarter of 2002 representing an increase of 42% over a year ago. These increases are attributable to the general growth of the Company's balance sheet, the acquisition of Wayne Hummer Investments LLC and Wayne Hummer Management Company, and costs associated with supporting our additional fee revenue.

YEAR-TO-DATE PERFORMANCE VERSUS GOAL

         At Wintrust, we set aggressive goals and evaluate our performance versus those goals. Reaching these financial goals will make our Company a high performing bank relative to its peers. We have made good progress towards achieving most of these goals and expect continued improvement as our young franchises-- the de novo community banks, Wintrust Asset Management, First Insurance Funding and Tricom--mature, and the synergies with the Wayne Hummer companies are realized. The following performance statistics indicate that we are making overall improvement in these areas.

                                                                     Quarter Ended
                                              ------------------------------------------------------------
                                               MAR. 31,    Dec. 31,    Sept. 30,    June 30,    Mar. 31,
                                     Goal        2002        2001         2001        2001        2001
                                     ----        ----        ----         ----        ----        ----

Core Net Interest Margin (1)       4 - 4.5%     3.68%        3.50%       3.69%       3.84%       3.94%

Net Overhead Ratio                 1.5 - 2%     1.43%        1.50%       1.52%       1.61%       1.75%

Return on Average Equity           20 - 25%     17.12%      14.74%       14.87%      16.21%      15.39%

Return on Average Assets             1.5%        0.92        0.80%       0.83%       0.79%       0.75%

Earnings per diluted
   Common share                                 $0.40        $0.33       $0.33       $0.32       $0.29

Non-Performing Assets
   As a percent of total assets                 0.39%        0.48%       0.54%       0.55%       0.64%
----------------------------

(1) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings.


NON-PERFORMING ASSETS

         Relative to the problems some other banks are having, our core loan portfolio is very solid. The level of non-performing assets in our core banking loan portfolio remained low and very manageable at $3.0 million. Of the total $3.0 million amount, $2.0 million relates to residential real estate loans and home equity loans that are primarily secured by homes with advance rates that allow us to be well secured. The remaining $1.0 million relates to a variety of smaller commercial and consumer loans. We are pleased with the low levels of non-performing core loans but recognize that continued diligence in underwriting and monitoring our loan portfolio is critical to our growth and profitability objectives. In other words, we will never become complacent in our loan administration.

         Non-performing premium finance receivables have decreased to $7.9 million, or 1.90% of that portfolio. The non-performing assets in the indirect auto portfolio remained fairly constant at approximately $515,000, or 0.28% of that portfolio. The Tricom finance receivable portfolio had only $104,000 of non-performing assets, or 0.59% of that portfolio. Our efforts to reduce the delinquent loans in these categories have paid off. We are pleased with the overall reduction in the non-performing assets in the niche portfolios and will strive to keep the non-performing assets in these categories at relatively low levels.

WAYNE HUMMER COMPANIES UPDATE

         In February we announced the completion of its previously announced pending acquisition of 100% of the ownership interest of Wayne Hummer Investments LLC, Wayne Hummer Management Company and Focused Investments LLC (collectively the "Wayne Hummer Companies"). The Wayne Hummer Companies are based in Chicago, Illinois and have seventy-one years' history of providing financial services. The Wayne Hummer brand name is well respected in the Chicago metropolitan area and its client base is nationwide. In fact, Wayne Hummer Investments is the oldest brokerage firm headquartered in Chicago that has continuously operated using the same brand name. Accordingly, we intend to use the Wayne Hummer name in all of our brokerage, trust and asset management operations.

         This transaction is a win-win situation for both our companies and, more importantly, for our customers. In both firms, the clients' interests always come first. As we have worked together since announcing the transaction, we have become even more convinced about the positive impact this merger will have on the combined organization.

         As we discussed in prior correspondence, we are working diligently to convert funds currently invested in Wayne Hummer's money market mutual funds into bank deposits. This will provide the Company with additional low cost funds that can be invested in earning assets at our Banks and will give the investors at the Wayne Hummer Companies access to an FDIC insured account with competitive rates. We are also diligently working on integrating the Wayne Hummer brokerage operation into our Banks' delivery systems. We are moving cautiously on both fronts in order to ensure that the service associated with these products is up to the high standards that both firms have historically set and delivered upon.

ANNUAL MEETING

         The 2002 Annual Meeting of Shareholders will be held on Thursday, May 23, 2002 at 10:00 a.m. at the Hyatt Deerfield Hotel at 1750 Lake Cook Road in Deerfield, Illinois. You should have already received your 2001 Annual Report to Shareholders and proxy statement. If you have not done so already, please return the proxy card or vote via the telephone or the Internet. We hope to see you at our annual meeting. We will look forward to providing you with additional details about our improving results and presenting to you our strategy for the future.

SUMMARY

         In summary, we are very pleased with the continued growth in earnings and assets in the first quarter. We are working diligently to continue our unique growth story while improving our earnings level.

                                            Yours truly,





/s/ John S. Lillard          /s/ Edward J. Wehmer           /s/ David A. Dykstra
-------------------          --------------------           --------------------
    John S. Lillard              Edward J. Wehmer               David A. Dykstra
    Chairman                     President & CEO                Sr. EVP & COO

--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, failure to obtain the necessary approvals to consummate the purchase of the Wayne Hummer Companies, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                             April 19, 2002
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President,
Chief Operating Officer & Chief Financial Officer
(847) 615-4096
Website address: www.wintrust.com

                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                         RECORD FIRST QUARTER EARNINGS;
                         ------------------------------
                        FIRST QUARTER NET EARNINGS UP 63%
                        ---------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record quarterly net income of $6.4 million for the quarter ended March 31, 2002, an increase of $2.5 million, or 63%, over the $3.9 million recorded in the first quarter of 2001. On a per share basis, net income for the first quarter of 2002 totaled $0.40 per diluted common share, an $0.11 per share, or 38%, increase as compared to the 2001 first quarter total of $0.29 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,488,750 additional shares of common stock in June 2001 and 762,742 shares issued in the February 2002 acquisition of the Wayne Hummer Companies. The return on average equity for the first quarter of 2002 increased to 17.12% from 15.39% for the prior year quarter.

         The results for the first quarter of 2002 include pre-tax income of $1.25 million, or $754,000 after-tax, for a partial settlement related to the premium finance defalcation recorded in 2000. Excluding this settlement income, net income in the first quarter was $5.6 million, or $0.35 per diluted share. Included in the first quarter of 2001, is a cumulative effect of a change in accounting for interest rate caps, which resulted in an after-tax charge of $254,000, or $0.02 per diluted share.

         "We continue to be pleased with the quality growth in earnings and new assets in the first quarter, the credit quality of our loan portfolio and continued improvement in our already low levels of non-performing assets," commented Edward J. Wehmer, President and Chief Executive Officer. "We are excited about the full-service financial provider capabilities that the Wayne Hummer Companies make available and are working diligently to continue our unique growth story while improving our earnings level. We remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2002 of $1.47 per share."

         On January 24, 2002, Wintrust's Board of Directors declared a 3-for-2 stock split of its common stock, effected in the form of a 50% stock dividend, paid on March 14, 2002 to shareholders of record as of March 4, 2002. All historical share data and per share amounts have been restated to reflect this split.

         On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Management Company (collectively, the "Wayne Hummer Companies"). Wintrust paid $28 million for the Wayne Hummer Companies, consisting of $8 million in cash, 762,742 shares of Wintrust's common stock (valued at $15 million) and $5 million of deferred cash payments. Accounted for as a purchase, the Wayne Hummer Companies results of operations are included only since the effective date of acquisition in Wintrust's first quarter 2002 results.

         Wintrust's key operating measures continue to show impressive growth rates in 2002 as compared to the prior year as evidenced by the table below:

                                                                                                        3/31/02
                                                                                                          over
                                                               Quarter Ended         Quarter            3/31/01
                                                                                      Ended             Percent
       Dollars in thousands, except per share data                3/31/02            3/31/01          Improvement
       -------------------------------------------             --------------     --------------    -----------------

       Net income                                                   $  6,362           $  3,904          63.0%
       Net income per common share - Diluted                        $   0.40           $   0.29          37.9%

       Net revenues                                                 $ 34,920           $ 24,126          44.7%
       Net interest income                                          $ 22,168           $ 17,276          28.3%

       Net interest margin                                             3.48%              3.67%          (5.2)%
       Core net interest margin(1)                                     3.68%              3.94%          (6.6)%
       Net overhead ratio                                              1.43%              1.75%          18.3%
       Return on average assets                                        0.92%              0.75%          22.7%
       Return on average equity                                       17.12%             15.39%          11.2%

       At end of period
       Total assets                                               $2,955,153         $2,166,630          36.4%
       Total loans, net of unearned income                        $2,167,550         $1,625,979          33.3%
       Total deposits                                             $2,417,315         $1,916,756          26.1%

       Book value per common share                                  $  10.41            $  8.19          27.1%
       Market price per common share                                $  22.97            $ 12.42          84.9%

(1) Core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.

         Total assets rose to $2.96 billion at March 31, 2002, an increase of $789 million, or 36%, compared to $2.17 billion a year ago, and an increase of $250 million, or 9%, since December 31, 2001. Total deposits as of March 31, 2002 were $2.42 billion, an increase of $501 million, or 26%, as compared to $1.92 billion at March 31, 2001, and an increase of $103 million, or 4%, since year-end 2001. Total loans grew to $2.17 billion as of March 31, 2002, a $542 million, or 33%, increase over the $1.63 billion balance as of a year ago, and a $149 million, or 30% on an annualized basis, increase since December 31, 2001.

         For the first quarter of 2002, net interest income totaled $22.2 million, increasing $4.9 million, or 28%, compared to the first quarter of 2001 and $2.6 million, or 13%, over the fourth quarter of 2001. Average earning assets grew $674 million over the first quarter of 2001, a 35% increase. Strong loan growth in the first quarter of 2002 continued to fuel earning asset growth as average loans increased over the fourth quarter of 2001 by $158 million, or 33% on an annualized basis. The net interest margin for the first quarter of 2002 was 3.48%. While down 19 basis points from the first quarter of 2001, the net interest margin improved 19 basis points from the fourth quarter of 2001.

         Non-interest income totaled $12.8 million for the first quarter of 2002, increasing $5.9 million, or 86%, over the first quarter of 2001 and $5.3 million, or 71% over the fourth quarter of 2001. The Wayne Hummer Companies fees, proceeds from a $1.25 million partial settlement related to the premium finance defalcation recorded in 2000, and income from covered call option transactions all contributed to the increases. Non-interest expense totaled $22.7 million for the first quarter of 2002, increasing $6.7 million, or 42%, over the first quarter of 2001 and $5.5 million, or 32% over the fourth quarter of 2001. The Wayne Hummer Companies, increases in salaries and benefits as a result of continued growth and expansion of the de novo banks and normal annual increases in salaries and the costs of employee benefits contributed to the increase in non-interest expense. The net overhead ratio declined to 1.43% from 1.75% in the prior year quarter.

         Non-performing assets totaled $11.6 million, or 0.39% of total assets, at March 31, 2002, reflecting a decrease from both the December 31, 2001 level of $13.1 million, or 0.48% of total assets and the March 31, 2001 level of $13.9 million, or 0.64% of total assets. The level of non-performing assets in the Company's core banking loans remains low and very manageable, consisting of $2.0 million in residential real estate and home equity loans and $1.0 million of commercial, commercial real estate and consumer loans. Non-performing indirect auto loans remained very low, decreasing to $515,000, or 0.28% of total indirect loans as of March 31, 2002. The non-performing asset level for the premium finance loan portfolio was $7.9 million, or 1.90% of outstanding premium finance loans, at March 31, 2002, reflecting a decrease from $8.2 million, or 2.36% of outstanding premium finance loans, at December 31, 2001 and a decrease from $10.8 million, or 3.22% of outstanding premium finance loans, at March 31, 2001. The elimination of relationships with insurance agencies that were referring business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates has helped reduce the level of non-performing assets within this portfolio.

         Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

         Currently, Wintrust operates a total of 30 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.
                                      # # #

  WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
  SELECTED FINANCIAL HIGHLIGHTS
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  -------------------------------------------------------------------------------------------------------------------------
                                                                                             THREE MONTHS
                                                                                            ENDED MARCH 31,
                                                                                 ------------------------------------------
                                                                                         2002                 2001
  -------------------------------------------------------------------------------------------------------------------------
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
    Total assets                                                                      $   2,955,153      $   2,166,630
    Total deposits                                                                        2,417,315          1,916,756
    Total loans, net of unearned income                                                   2,167,550          1,625,979
    Long-term debt - trust preferred securities                                              51,050             51,050
    Total shareholders' equity                                                              163,521            105,872
  -------------------------------------------------------------------------------------------------------------------------
  SELECTED STATEMENTS OF INCOME DATA:
    Net interest income                                                               $      22,168      $      17,276
    Net revenues                                                                             34,920             24,126
    Income before taxes and cumulative effect of accounting change                            9,893              6,517
    Net income before cumulative effect of accounting change                                  6,362              4,158
    Net income                                                                                6,362              3,904
    Net income per common share - Basic                                                        0.42               0.30
    Net income per common share - Diluted                                                      0.40               0.29
  -------------------------------------------------------------------------------------------------------------------------
  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
    Net interest margin                                                                       3.48%              3.67%
    Core net interest margin (1)                                                              3.68%              3.94%
    Non-interest income to average assets                                                     1.84%              1.32%
    Non-interest expense to average assets                                                    3.28%              3.07%
    Net overhead ratio (2)                                                                    1.43%              1.75%
    Efficiency ratio (3)                                                                     64.17%             66.42%
    Return on average assets                                                                  0.92%              0.75%
    Return on average equity                                                                 17.12%             15.39%

    Average total assets                                                              $   2,805,594      $   2,110,058
    Average shareholders' equity                                                      $     150,743      $     102,851
    Average loan-to-average deposit ratio                                                     88.5%              86.3%
    Non-performing assets to total assets                                                     0.39%              0.64%

  Common Share Data at end of period:
    Market price per common share                                                     $       22.97      $       12.42
    Book value per common share                                                       $       10.41      $        8.19
    Common shares outstanding                                                            15,711,641         12,925,464

  Other Data at end of period:
    Number of:
      Bank subsidiaries                                                                           7                  7
      Non-bank subsidiaries                                                                       7                  3
      Banking offices                                                                            30                 29
  -------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.
(3) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses).

  WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
  (IN THOUSANDS)

                                                                           MARCH 31,       December 31,        March 31,
                                                                             2002              2001              2001
  -------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and due from banks                                              $        55,793  $          71,575  $        48,152
  Federal funds sold and securities purchased under resale agreements           97,287             51,955          170,696
  Interest-bearing deposits with banks                                           1,028                692               74
  Available-for-sale securities, at fair value                                 365,540            385,350          168,365
  Trading account securities                                                     5,298                 --               --
  Brokerage customer receivables                                                64,765                 --               --
  Mortgage loans held-for-sale                                                  31,723             42,904           29,564
  Loans, net of unearned income                                              2,167,550          2,018,479        1,625,979
      Less: Allowance for loan losses                                           14,697             13,686           11,067
  -------------------------------------------------------------------------------------------------------------------------
      Net loans                                                              2,152,853          2,004,793        1,614,912
  Premises and equipment, net                                                  104,780             99,132           87,717
  Accrued interest receivable and other assets                                  50,059             38,936           36,558
  Goodwill and other intangible assets, net                                     26,027             10,085           10,592
  -------------------------------------------------------------------------------------------------------------------------

      Total assets                                                     $     2,955,153  $       2,705,422  $     2,166,630
  =========================================================================================================================


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                               $       242,966  $         254,269  $       182,364
    Interest bearing                                                         2,174,349          2,060,367        1,734,392
  -------------------------------------------------------------------------------------------------------------------------
      Total  deposits                                                        2,417,315          2,314,636        1,916,756

  Notes payable
                                                                                66,125             46,575           38,875
  Federal Home Loan Bank advances                                                                                       --
                                                                                90,000             90,000
  Other borrowings
                                                                               113,624             28,074           14,727
  Long-term debt - trust preferred securities                                   51,050
                                                                                                   51,050           51,050
  Accrued interest payable and other liabilities                                53,518             33,809           39,350
  -------------------------------------------------------------------------------------------------------------------------

      Total liabilities                                                      2,791,632          2,564,144        2,060,758
  -------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Preferred stock                                                                 --                 --               --
    Common stock                                                                15,712             14,532           13,289
    Surplus                                                                    116,201             97,956           79,315
    Common stock warrants                                                           98                 99              100
    Treasury stock, at cost                                                         --                 --
                                                                                                                    (3,863)
    Retained earnings                                                           36,482             30,995           17,137
    Accumulated other comprehensive loss                                        (4,972)            (2,304)            (106)
  -------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                               163,521            141,278          105,872
  -------------------------------------------------------------------------------------------------------------------------

      Total liabilities and shareholders' equity                       $     2,955,153  $       2,705,422  $     2,166,630
  =========================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                     -------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                       2002                2001
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                                          $        36,661     $        36,863
  Interest bearing deposits with banks                                                              3                   2
  Federal funds sold and securities purchased under resale agreements                             293               1,122
  Securities                                                                                    4,500               3,795
  Trading account securities                                                                       24                  --
  Brokerage customer receivables                                                                  490                  --
--------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                                      41,971              41,782
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on deposits                                                                        16,675              22,172
   Interest on Federal Home Loan Bank advances                                                    897                  --
   Interest on notes payable and other borrowings                                                 943               1,046
   Interest on long-term debt - trust preferred securities                                      1,288
                                                                                                                    1,288
--------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                                    19,803              24,506
--------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                            22,168              17,276
Provision for loan losses                                                                       2,348               1,638
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                            19,820              15,638
--------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
  Trust, asset management and brokerage fees                                                    4,570                 450
  Fees on mortgage loans sold                                                                   2,017               1,524
  Service charges on deposit accounts                                                             738                 547
  Gain on sale of premium finance receivables                                                     766
                                                                                                                      942
  Administrative services revenue                                                                 822
                                                                                                                    1,021
  Net securities gains (losses)                                                                   (215)
                                                                                                                      286
  Other                                                                                         4,054               2,080
--------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                                  12,752               6,850
--------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
  Salaries and employee benefits                                                               13,362               8,478
  Occupancy, net                                                                                1,544               1,244
  Equipment expense                                                                             1,730               1,484
  Data processing                                                                               1,014                 830
  Advertising and marketing                                                                       524                 307
  Professional fees                                                                               611                 531
  Amortization of intangibles                                                                      17                 178
  Other                                                                                         3,877               2,919
--------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                                 22,679              15,971
--------------------------------------------------------------------------------------------------------------------------
Income before taxes and cumulative effect of accounting change                                  9,893               6,517
Income tax expense                                                                              3,531               2,359
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                                            6,362               4,158
Cumulative effect of change in accounting for derivatives, net of tax                              --
                                                                                                                      254
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                            $         6,362     $         3,904
--------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                                $          0.42     $          0.32
  Cumulative effect of accounting change, net of tax                                               --
                                                                                                                     0.02
--------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                                   $          0.42     $          0.30
--------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                                $          0.40     $          0.31
  Cumulative effect of accounting change, net of tax                                               --
                                                                                                                     0.02
--------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                                 $          0.40     $          0.29
--------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                                              $         0.060     $         0.047
--------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                                                     15,078              12,923
Dilutive potential common shares                                                                  913                 454
--------------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                                               15,991              13,377
--------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended March 31, 2002 and 2001:

                                                       FOR THE QUARTER ENDED                 For the Quarter Ended
                                                           MARCH 31, 2002                        March 31, 2001
                                               ------------- ---------- ------- ---    ------------ ---------- ----------
(dollars in thousands)                           AVERAGE     INTEREST    RATE             Average    Interest     Rate
----------------------                         ------------- ---------- ------- ---    ------------ ---------- ----------

Liquidity management assets (1) (2)                $458,922     $4,816      4.26%         $319,028     $4,933       6.27%
Other earning assets (3)                             44,920        514      4.64                --         --         --
Loans, net of unearned income (2) (4)             2,101,802     36,849      7.11         1,612,617     37,054       9.32
                                               ------------- ---------- ------- ---    ------------ ---------- ----------
   Total earning assets                           2,605,644     42,179      6.56%        1,931,645     41,987       8.82%
                                               ------------- ---------- ------- ---    ------------ ---------- ----------

Interest-bearing deposits                         2,097,388     16,675      3.22%        1,669,942     22,172       5.38%
Federal Home Loan Bank advances                      90,000        897      4.04                --         --         --
Notes payable and other borrowings                  119,698        943      3.20            67,897      1,046       6.25
Long-term debt - trust preferred securities          51,050      1,288     10.09            51,050      1,288      10.09
                                               ------------- ---------- ------- ---    ------------ ---------- ----------
   Total interest-bearing liabilities             2,358,136     19,803      3.41%        1,788,889     24,506       5.56%
                                               ------------- ---------- ------- ---    ------------ ---------- ----------

Tax-equivalent net interest income                             $22,376                                $17,481
                                                             ==========                             ==========
Net interest margin                                                         3.48%                                   3.67%
                                                                        ======= ===                            ==========
Core net interest margin (5)                                                3.68%                                   3.94%
                                                                        ======= ===                            ==========
-------------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended March 31, 2002 and 2001 were $208,000 and $205,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities.
(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.
(5) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2002 totaled $22.4 million, an increase of $4.9 million, or 28%, as compared to the $17.5 million recorded in the same quarter of 2001. This increase mainly resulted from loan growth offsetting narrower spreads. Average loans in the first quarter of 2002 increased $489 million, or 30%, over the first quarter of 2001. This growth helped offset the lower spreads as a result of the eleven rate cuts by the Federal Reserve in 2001 totaling 475 basis points.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2002, the net interest margin was 3.48%, a decrease of 19 basis points when compared to the net interest margin of 3.67% in the prior year first quarter. This decline resulted primarily from the effects of continued decreases during 2001 in short-term rates causing compression in the spread between the rates on interest-bearing liabilities and the yields on earning assets. Spread compression results when deposit rates cannot be reduced commensurate with changes in market rates due to current low level of rates paid on certain deposit accounts. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.68% for the first quarter of 2002, and decreased 26 basis points when compared to the prior year first quarter's core margin of 3.94%. In the absence of additional rate cuts by the Federal Reserve and a changing yield curve, Wintrust's net interest margin improved by 19 basis points when compared to the fourth quarter of 2001. This improvement was a result of total funding costs declining by 46 basis points while the yield on total earning assets declined by 24 basis points. Interest-bearing deposits accounted for the majority of the decline in the cost of funding, decreasing by 48 basis points from the fourth quarter of 2001.

The yield on total earning assets for the first quarter of 2002 was 6.56% as compared to 8.82% in 2001, a decrease of 226 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The other earning assets shown in the first quarter of 2002 reflect interest-bearing brokerage customer receivables and trading account securities managed at the Wayne Hummer Companies. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 81% of total average earning assets. The first quarter 2002 yield on loans was 7.11%, a 221 basis point decrease when compared to the prior year first quarter yield of 9.32%. The average prime lending rate was 4.75% during the first quarter of 2002 versus 8.62% for the first quarter of 2001, reflecting a decrease of 387 basis points. Wintrust's loan portfolio does not re-price in a parallel fashion to decreases or increases in the prime rate due to a portion of the portfolio being longer-term fixed rate loans.

The rate paid on interest-bearing liabilities for the first quarter of 2002 was 3.41%, compared to 5.56% in the first quarter of 2001, a decline of 215 basis points. Interest-bearing deposits accounted for 89% of total interest-bearing funding in the first quarter of 2002, compared to 93% in the same period of 2001. The rate paid on interest-bearing deposits averaged 3.22% for the first quarter of 2002 versus 5.38% for the same quarter of 2001, a decrease of 216 basis points. During 2001, Wintrust's subsidiary banks initiated borrowing from the Federal Home Loan Bank. Wintrust will continue to evaluate further advances from the Federal Home Loan Bank as a funding source in the future. The increase in notes payable and other borrowings in the first quarter of 2002 was primarily a result of the funding at the Wayne Hummer Companies for the brokerage customer receivables, additional funding required for the purchase of the Wayne Hummer Companies and borrowings utilized to fund the additional capital requirements of the subsidiary banks. The rate paid on Federal Home Loan Bank advances, notes payable and other borrowings decreased 269 basis points to 3.56% in the first quarter of 2002 as compared to 6.25% in the first quarter of 2001.

NON-INTEREST INCOME

For the first quarter of 2002, non-interest income totaled $12.8 million and increased $5.9 million over the prior year quarter. Significant increases were realized in trust, asset management and brokerage fees as a result of the Wayne Hummer Companies acquisition during the first quarter of 2002. Fees from the origination and sale of mortgage loans into the secondary market, income from certain covered call option transactions and proceeds from a $1.25 million partial settlement related to the premium finance defalcation recorded in 2000 were partially offset by a decrease in gains from the sale of premium finance receivables, lower administrative services revenue from Tricom, Inc. and lower net securities gains and losses.

Trust, asset management and brokerage fees is comprised of the asset management revenue of Wintrust Asset Management Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies. The increase in this category, up $4.1 million over the first quarter of 2001, is primarily attributable to the revenues from the Wayne Hummer Companies. The downturn in the stock market over the past year has had a negative impact on the valuation of the equity securities under management, similar to that of the broader market, and the fees earned thereon. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. This commitment is evidenced by the acquisition of the Wayne Hummer Companies. Non-interest income comprised approximately 28% of total net revenues in the first quarter of 2001. Primarily as a result of the Wayne Hummer Companies acquisition, this has increased to approximately 37% for the first quarter of 2002.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended March 31, 2002, these fees totaled $2.0 million, an increase of $493,000, or 32%, from the prior year first quarter, but down from the $2.6 million recorded in the fourth quarter of 2001. This increase, as compared to the first quarter of 2001, was due to higher levels of mortgage origination volumes, particularly refinancing activity, caused by the decreases in mortgage interest rates.

Management anticipates the levels of refinancing activity will continue to taper off to more normalized levels throughout 2002, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $738,000 for the first quarter of 2002, an increase of $191,000, or 35%, when compared to the same quarter of 2001. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

The administrative services revenue contributed by Tricom added $822,000 to total non-interest income in the first quarter of 2002, a decrease of $199,000 from the first quarter of 2001. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom has stagnated in recent quarters due to the general slowdown in the United States economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold premium finance receivables to an unrelated third party in the first quarter of 2002 and recognized gains of $766,000 related to this activity, compared with $942,000 of recognized gains in the first quarter of 2001. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2002, the ratio was approximately 89%. Accordingly, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

Other non-interest income for the first quarter of 2002 totaled $4.1 million and increased $2.0 million over the prior year quarter's total of $2.1 million. This increase was due primarily to proceeds from a $1.25 million partial settlement related to the premium finance defalcation recorded in 2000, increased premium income of $221,000 from certain covered call option transactions and other income from the Wayne Hummer Companies. Wintrust routinely enters into covered call option transactions with the goal of enhancing its overall return on its investment portfolio. Wintrust generally writes the call options against certain U.S. Treasury and agency issues held in its portfolio for liquidity and other purposes.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2002 totaled $22.7 million and increased $6.7 million, or 42%, from the first quarter 2001 total of $16.0 million. Operating expenses of the Wayne Hummer Companies and the continued growth and expansion of the banks with additional branches and the growth in the premium finance business are the major causes for this increase. Since March 31, 2001, total deposits and total loans have increased 26% and 33%, respectively, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits totaled $13.4 million for the first quarter of 2002, an increase of $4.9 million, or 58%, as compared to the prior year's first quarter total of $8.5 million. This increase was primarily due to the employee costs associated with the Wayne Hummer Companies; annual increases in salaries and benefits as a result of continued growth and expansion of the de novo banks and normal annual increases in salaries and the costs of employee benefits.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year first quarter due to the acquisition of the Wayne Hummer Companies and the general growth and expansion of the banks. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year first quarter due mainly to the factors mentioned earlier.

Amortization expense related to goodwill and other intangibles totaled $17,000 for the first quarter of 2002, compared with $178,000 in the first quarter of 2001. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations" and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." Effective July 1, 2001, Wintrust adopted SFAS 141 for all business combinations. On January 1, 2002, Wintrust adopted SFAS 142. The most significant change made by SFAS 142 is that goodwill and indefinite lived intangible assets are no longer amortized as part of results of operations. Management anticipates that applying the provisions of SFAS 141 to recent acquisitions and the provisions of SFAS 142 to purchase acquisitions completed prior to July 1, 2001, will increase after-tax income for the year ending December 31, 2002, by approximately $413,000, or $.02 per diluted share. The after-tax impact in the first quarter of 2002 resulting from changes in amortization expenses was approximately $110,000 or less than $.01 per share, compared to the first quarter of 2001. Additionally, SFAS 142 requires Wintrust to evaluate its goodwill for impairment on an annual basis. Any impairment from the initial test at the time of adoption is recognized as a "cumulative effect of change in accounting principles." As a result of this initial impairment test, Wintrust did not recognize any impairment.

ASSET QUALITY

Allowance for Loan Losses
-------------------------
A reconciliation of the activity in the balance of the allowance for loan losses for the three months ended March 31, 2002 and 2001 is shown as follows (dollars in thousands):


                                                                                           THREE MONTHS ENDED MARCH 31,
                                                                                          2002                  2001
                                                                                     ----------------      ---------------
Balance at beginning of period                                                              $  13,686            $  10,433
Provision for loan losses                                                                       2,348                1,638

 Charge-offs
  Commercial and commercial real estate                                                           225                   97
  Home equity loans                                                                                --                   --
  Residential real estate                                                                          --                   --
  Consumer and other                                                                               76                   11
  Premium finance receivables                                                                     867                  712
  Indirect automobile loans                                                                       287                  286
  Tricom finance receivables                                                                       --                   --
                                                                                     ----------------      ---------------
     Total charge-offs                                                                          1,455                1,106
                                                                                     ----------------      ---------------

 Recoveries
  Commercial and commercial real estate                                                            20                    2
  Home equity loans                                                                                --                   --
  Residential real estate                                                                          --                   --
  Consumer and other                                                                               --                   --
  Premium finance receivables                                                                      63                   46
  Indirect automobile loans                                                                        30                   54
  Tricom finance receivables                                                                        5                   --
                                                                                     ----------------      ---------------
    Total recoveries                                                                              118                  102
                                                                                     ----------------      ---------------
Net charge-offs                                                                                (1,337)              (1,004)
                                                                                     ----------------      ---------------
Balance at March 31                                                                         $  14,697            $  11,067
                                                                                     ================      ===============

  Loans at March 31                                                                       $ 2,167,550           $1,625,979
                                                                                     ================      ===============
  Allowance as a percentage of loans                                                            0.68%                0.68%
                                                                                     ================      ===============
  Annualized net charge-offs as a percentage of average:
        Commercial and commercial real estate                                                   0.08%                0.06%
        Home equity                                                                                --                   --
        Residential real estate                                                                    --                   --
        Consumer and other                                                                      0.47%                0.07%
        Premium finance receivables                                                             0.79%                0.77%
        Indirect automobile loans                                                               0.56%                0.47%
        Tricom finance receivables                                                             (0.11%)                  --
                                                                                     ----------------      ---------------
            Total loans                                                                         0.26%                0.25%
                                                                                     ================      ===============
        Annualized provision for loan losses                                                   56.94%               61.29%
                                                                                     ================      ===============
===================================================================================================================

The provision for loan losses totaled $2.3 million for the first quarter of 2002, an increase of $710,000 from a year earlier. The higher provision was due to a $542 million, or 33%, increase in loan balances compared to March 31, 2001 and a higher level of net charge-offs, primarily in the commercial and commercial real estate and the premium finance portfolio. For the quarter ended March 31, 2002, net charge-offs totaled $1.3 million and increased from the $1.0 million of net charge-offs recorded in the same period of 2001. On a ratio basis, annualized net charge-offs as a percentage of average loans increased slightly to 0.26% in the first quarter of 2002 from 0.25% in the same period in 2001. Management has actively monitored and pursued methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios (See "Past Due Loans and Non-performing Assets" below). Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).


                                                                      MARCH 31,          December 31,        March 31,
                                                                         2002                2001              2001
                                                                  -------------------  -----------------  ----------------
Past  Due greater than 90 days and still accruing: Core banking loans:
         Residential real estate and home equity                          $   136            $   168           $   367
         Commercial, consumer and other                                       208              1,059             1,411
      Premium finance receivables                                           1,582              2,402             4,881
      Indirect automobile loans                                               249                361               350
      Tricom finance receivables                                               --                 --                --
                                                                  -------------------  -----------------  ----------------
          Total                                                             2,175              3,990             7,009
                                                                  -------------------  -----------------  ----------------
Non-accrual loans:
      Core banking loans:
         Residential real estate and home equity                            1,912              1,385                --
         Commercial, consumer and other                                       742              1,180               720
      Premium finance receivables                                           6,277              5,802             5,872
      Indirect automobile loans                                               266                496               234
      Tricom finance receivables                                              104                104               112
                                                                  -------------------  -----------------  ----------------
          Total non-accrual loans                                           9,301              8,967             6,938
                                                                  -------------------  -----------------  ----------------
Total non-performing loans:
      Core banking loans:
         Residential real estate and home equity                            2,048              1,553               367
         Commercial, consumer and other                                       950              2,239             2,131
      Premium finance receivables                                           7,859              8,204            10,753
      Indirect automobile loans                                               515                857               584
      Tricom finance receivables                                              104                104               112
                                                                  -------------------  -----------------  ----------------
          Total non-performing loans                                       11,476             12,957            13,947
                                                                  -------------------  -----------------  ----------------
Other real estate owned                                                       100                100                --
                                                                  -------------------  -----------------  ----------------
Total non-performing assets                                              $ 11,576           $ 13,057          $ 13,947
                                                                  ===================  =================  ================
Total  non-performing  loans by  category  as a  percent  of its own  respective category:
      Core banking loans
         Residential real estate and home equity                               0.48%              0.39%             0.12%
         Commercial, consumer and other                                        0.08%              0.21%             0.27%
      Premium finance receivables                                              1.90%              2.36%             3.22%
      Indirect automobile loans                                                0.28%              0.47%             0.31%
      Tricom finance receivables                                               0.59%              0.57%             0.60%
                                                                  -------------------  -----------------  ----------------
         Total non-performing loans                                            0.53%              0.64%             0.86%
                                                                  ===================  =================  ================
Total non-performing assets as a
percentage of total assets                                                     0.39%              0.48%             0.64%
                                                                  ===================  =================  ================
Allowance for loan losses as a
   percentage of non-performing loans                                        128.07%            105.63%            79.35%
                                                                  ===================  =================  ================

Non-performing Core Banking Loans

Total non-performing loans for Wintrust's core banking business were $3.0 million, up from $2.5 million reported at March 31, 2001, but down from the $3.8 million reported at December 31, 2001. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.



Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of March 31, 2002 and 2001, and the amount of net charge-offs for the quarters then ended.

                                                                                  MARCH 31,                March 31,
                                                                                    2002                     2001
                                                                             --------------------     --------------------

Non-performing premium finance receivables                                            $7,859,000             $ 10,753,000
   - as a percent of premium finance receivables                                           1.90%                    3.22%

Net charge-offs of premium finance receivables                                         $ 804,000               $  666,000
- annualized as a percent of premium finance  receivables                                  0.79%                    0.77%


The decrease in non-performing premium finance receivables since March 31, 2001 is indicative of actions taken by management. As noted in Wintrust's prior quarterly earnings releases in 2001, Wintrust has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts is gradually becoming a less significant percent of the entire portfolio and should be nearly extinguished by the end of 2002. Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to decline in future quarters.


The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $515,000 at March 31, 2002, decreasing from $857,000 at December 31, 2001 and $584,000 at March 31, 2001. The ratio of these non-performing loans to total indirect automobile loans decreased to 0.28% of total indirect automobile loans at March 31, 2002 from 0.47% at December 31, 2001 and 0.31% at March 31, 2001. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans increased slightly from 0.47% in the first quarter of 2001 to 0.56% in the first quarter of 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, new indirect automobile loans originated. Indirect automobile loans at March 31, 2002 were $184 million, unchanged from December 31, 2001 but down $7 million, or 4% from March 31, 2001.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.